Contacts
Lisa Nadler (lisa.nadler@gartner.com)
203-316-6537
Gartner Announces Plan to Repurchase $200 Million of Common Stock
from Silver Lake Partners

STAMFORD, Conn. — December 7, 2006 — Gartner, Inc. (NYSE: IT), a leading provider of research and analysis on the global information technology industry, announced today that it has agreed to repurchase 10,389,610 shares of common stock from Silver Lake Partners, L.P. and its affiliates at a price of $19.25 per share representing a purchase price of $200 million. As a result of this transaction, Silver Lake’s ownership interest in Gartner will reduce from 20.7% of the Company’s outstanding shares to 12.7%. The closing of the repurchase is subject to certain conditions, including the receipt of necessary financing. Gartner further announced that, in light of this transaction, it has suspended its stock repurchase program announced in October 2005. Upon the completion of the transaction, Gartner will have approximately 103.8 million shares of common stock outstanding.
About Gartner
Gartner, Inc. (NYSE: IT) delivers the technology-related insight necessary for its clients to make the right decisions, every day. Gartner serves 10,000 organizations, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company consists of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 3,700 associates, including approximately 650 analysts and 550 consultants in 75 countries worldwide.

SAFE HARBOR STATEMENT
Statements contained in this press release regarding the proposed Silver Lake repurchase and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: the ability to close the Silver Lake repurchase and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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